FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 27, 2006	(573) 778-1800

SOUTHERN MISSOURI BANCORP (SMBC) REPORTS ON
Third Quarter Net Income

Declaration of Quarterly Dividend

          Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the third quarter of fiscal 2006 of $645,000, or $.28 per diluted share, as compared to a loss of $975,000, or $(.43) per diluted share, during the same period of the prior year. The increase in diluted earnings per share was primarily due to the inclusion of a $2.6 million provision for loan losses in the prior period's results, compared to an $80,000 provision in the current period, and was partially offset by the difference between an income tax benefit of $701,000 during the prior period and a $352,000 provision for income taxes in the current period. Net income for the first nine months of fiscal 2006 was $2.0 million, or $.88 per diluted share, as compared to $691,000, or $.30 per diluted share, earned during the same period of the prior year. The increase in diluted earnings per share for the nine-month period was also primarily due to loan loss provisions of $2.9 million during the same period of the prior year, compared to $285,000 in the current period, offset again by an increase from a $301,000 provision for income taxes in the same period of the prior year, to a $1.1 million provision in the current period.

The third quarter's results were negatively impacted by the Company's opening of a branch in Sikeston, Missouri, in January of 2006.  Start up costs and operating expenses incurred during the quarter were $133,000.  We estimate that the after-tax impact of opening and operating the branch decreased diluted earnings per share by $.03.  At March 31, 2006, the location had grown to $4.6 million in interest-earning assets.

          Dividend Declared:

          The Board of Directors and management believe the continuation of a quarterly dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects. Therefore, they are pleased to announce the 48th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on May 31, 2006, to shareholders of record at the close of business on May 15, 2006.

          Balance Sheet Summary:

          The Company experienced balance sheet growth with total assets increasing $28.1 million, or 8.5%, to $358.5 million at March 31, 2006, as compared to $330.4 million at June 30, 2005. Growth in assets was primarily reflected in increases in cash balances and the loan portfolio. Asset growth has been funded primarily with deposits.

          Loans, net of allowance for loan losses, increased $9.7 million, or 3.6%, to $277.3 million at March 31, 2006, as compared to $267.6 million at June 30, 2005. The increase in the loan portfolio primarily reflects growth in the balances of commercial real estate and one-to-four family residential loans of $6.8 million and $3.5 million, respectively. Asset quality remains relatively strong with annualized net loan charge-offs for the first nine months of fiscal year 2006 totaling .12% of average net loans, compared to 1.85% for fiscal year 2005. Non-performing loans totaled $64,000 at March 31, 2006. Our allowance for loan loss at March 31, 2006 totaled $2.1 million, representing .74% of net loans and 3,212% of non-performing loans.

          Cash balances increased $13.5 million, or 348%, to $17.4 million at March 31, 2006, as compared to $3.9 million at June 30, 2005. Cash growth is attributed to increased deposit balances, partially offset by loan growth and reductions in Federal Home Loan Bank (FHLB) overnight borrowings. The Company anticipates lower cash balances in the next quarter.

          Total liabilities increased $27.0 million, or 8.8% to $332.3 million at March 31, 2006, as compared to $305.4 million at June 30, 2005. Deposits increased $35.3 million, or 15.7%, to $260.0 million at March 31, 2006, as compared to $224.7 million at June 30, 2005. The increase in deposits was primarily due to a $17.3 million increase in certificates of deposit (which resulted from promotional term/ rate certificates, including the net purchase of $7.8 million in brokered deposits), a $13.9 million increase in money market passbook accounts, and a $7.4 million increase in checking accounts, partially offset by decreases in money market deposit accounts of $4.0 million. FHLB advances decreased $9.5 million, or 15.4%, to $52.0 million at March 31, 2006, as compared to $61.5 million at June 30, 2005. Securities sold under agreements to repurchase increased $763,000 to $11.5 million at March 31, 2006, from $10.8 million at June 30, 2005. The average loan to deposit ratio for the current quarter was 110%, as compared to 116% for the quarter ended March 31, 2005.

          The Company's stockholders' equity increased $1.2 million, to $26.2 million at March 31, 2006, from $25.0 million at June 30, 2005. The increase was primarily due to net income, partially offset by cash dividends and a decrease in market value of the investment portfolio.

          Income Statement Summary:

          The Company's net interest income increased for the three and nine month periods ended March 31, 2006, by $130,000 and $98,000 respectively, as compared to the same periods of the prior year. The increase was primarily due to an increase in the amount of interest-earning assets, partially offset by decreases in net interest rate spread. The net interest rate spread for the three and nine month periods ended March 31, 2006, was 2.65% and 2.66%, respectively, as compared to 2.82% and 2.88% for the same periods of the prior year. The decrease in net interest rate spread for the three month period ended March 31, 2006, resulted from a 75 basis point increase in the weighted-average cost of funds, partially offset by a 58 basis point increase in the yield on interest-earning assets. The decrease in net interest rate spread for the nine month period ended March 31, 2006, resulted from a 72 basis point increase in the weighted-average cost of funds, partially offset by a 49 basis point increase in the yield on interest-earning assets. Net interest rate spread compression during the fiscal year has been due primarily to the short-term interest rates increases by the Federal Reserve, without accompanying long-term interest rate increases, increased competition within our market area for both loans and deposits, and increases in cash balances, which lower our average yield on interest-earning assets.

          The Company's non-interest income for the three month period ended March 31, 2006, increased $183,000, or 56.8%, to $505,000, compared to $322,000 for the same period of the prior year. The increase was primarily due to the inclusion during the same period of the prior year of a $210,000 loss on one deposit relationship. For the nine month period ended March 31, 2006, non-interest income decreased $199,000, or 11.2%, to $1.6 million, from $1.8 million in the same period of the prior year. The decrease was primarily due to inclusion in the results of the same period of the prior year of $352,000 in gains realized on the sale of equity investments and $41,000 in dividend income received on those equities, partially offset by the prior year's $210,000 loss noted above.

Non-interest expense for the three and nine month periods ended March 31, 2006, increased $169,000 and $382,000, respectively, to $1.8 million and $5.3 million.  This represents increases of 10.1% and 7.8%, as compared to the same periods of the prior year.  Non-interest expense increased due to higher expenses for compensation, occupancy, and other operating expenses.  Total non-interest expenses attributable to operations of the Sikeston branch are estimated at $133,000 during the three month period ended March 31, 2006.  Absent those expenses, non-interest expense would have increased $36,000, or 2.1%, compared to the same period of the prior year.

          Despite higher non-interest expense, the efficiency ratio for the three month period ended March 31, 2006, improved to 63.0%, compared to 64.1% for the same period of the prior year.  The improvement was due to the inclusion of the $210,000 loss on deposits noted above in results for the same period of the prior year, which was charged against non-interest income.  Without the $133,000 in non-interest expense attributed to the Sikeston branch, we estimate that the Bank's efficiency ratio would be 58.4% for the third quarter.  For the nine month period ended March 31, 2006, the efficiency ratio deteriorated to 61.1%, as compared to 56.1% for the same period of the prior year.  The deterioration was a result of the aforementioned higher non-interest expense and lower non-interest income for the current nine month period.  The efficiency ratio measures non-interest expenses as a percentage of revenues.  The Company continues to evaluate opportunities to become more efficient.

          The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company is not actively purchasing shares of its common stock at this time, but market conditions, business opportunities, and other economic conditions may alter our outlook on repurchasing common stock.

          Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
Unaudited Condensed Consolidated Financial Information

Selected Financial Data at:	March 31, 2006	June 30, 2005

Total assets	358,488,000	$330,360,000
Available-for-sale securities	38,714,000	34,700,000
Loans, net	277,273,000	267,568,000
Allowance for losses on loans	2,062,000	2,017,000
Non-performing assets	586,000	658,000
Deposits	259,992,000	224,666,000
FHLB advances	52,000,000	61,500,000
Securities sold under repurchase agreements	11,521,000	10,757,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	26,174,000	25,003,000

Equity to assets ratio	7.30%	7.57%
Allowance as a percentage of loans	0.74%	0.75%
Non-performing loans as a percentage of loans	0.02%	0.21%

Per common share:

Closing Market Price	14.77	14.50
Tangible book value	10.67	10.07

	Three Months Ended March 31		Nine Months Ended March 31
Selected Operating Data:	2006	2005	2006	2005

Net interest income	$2,405,000	$2,276,000	$7,080,000	$6,982,000
Provision for loan losses	80,000	2,610,000	285,000	2,855,000
Noninterest income	505,000	322,000	1,578,000	1,777,000
Noninterest expense	1,833,000	1,664,000	5,294,000	4,912,000
Income taxes	352,000	(701,000)	1,074,000	301,000
Net income	$645,000	$(975,000)	2,005,000	$691,000
Per common share:
Net earnings:
Basic	$.29	$(.44)	$.90	$.31
Diluted	$.28	$(.43)	$.88	$.30

Cash dividends	$.09	$.09	$.27	$.27

Average basic shares outstanding	2,224,174	2,221,152	2,223,957	2,224,623
Average diluted shares outstanding	2,275,897	2,281,332	2,276,255	2,286,009

Profitability Ratios:

Return on average assets	0.73%	(1.18%)	0.78%	.29%

Return on average common equity	9.94%	(14.38%)	10.46%	3.43%

Net interest margin	2.92%	3.03%	2.92%	3.10%
Net interest spread	2.65%	2.82%	2.66%	2.88%

Efficiency Ratio	62.98%	64.07%	61.14%	56.08%